Sub-Item 77Q1 (a)
Amendment to By-laws


THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS

As of April 22, 2004, Articles 2 and 11 of the Bylaws of The Dreyfus/Laurel Tax-Free Municipal Funds are amended as follows:
Article 2
Meetings of Trustees

Section 2.6	Action Without a Meeting.  Any action
required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if written consents thereto are signed by a majority of the Trustees and such written consents are filed with the records of the meetings of the board.

Article 11
Shareholders

Section 11.3	Voting - Proxies.  At all meetings
of shareholders, every shareholder of record entitled to vote thereat may vote either in person or by proxy, provided that such proxy is authorized to act by (1) a written instrument executed either by the shareholder or by his duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the Commonwealth of Massachusetts) or (2) electronic, telephonic, facsimile, computerized means or such other alternative means as may be approved by a resolution adopted by the Trustees.
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